Exhibit 10.122

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CORTEX PHARMACEUTICALS, INC., AS BUYER,

AND

BIOVAIL LABORATORIES INTERNATIONAL SRL, AS SELLER

		Page
ARTICLE VII	INDEMNIFICATION	28

Section 7.1.	Survival; Expiration	28
Section 7.2.	Indemnification by Seller	29
Section 7.3.	Indemnification by Buyer	29
Section 7.4.	Calculation of Losses; Mitigation of Damages	29
Section 7.5.	Certain Procedures for Indemnification	30
Section 7.6.	Certain Limitations on Indemnification	31
Section 7.7.	Exclusive Remedy	31

ARTICLE VIII	MISCELLANEOUS	32

Section 8.1.	Governing Law	32
Section 8.2.	Notices	32
Section 8.3.	Benefits of Agreement	33
Section 8.4.	Amendments and Waivers	33
Section 8.5.	Cumulative Rights	33
Section 8.6.	Expenses	33
Section 8.7.	Arbitration	33
Section 8.8.	Assignment	34
Section 8.9.	Enforceability; Severability	34
Section 8.10.	Entire Agreement	35
Section 8.11.	Counterparts	35

Exhibit 1.1(a)	Non-Clinical and Clinical Material
Exhibit 1.1(b)	Assumed Contracts
Exhibit 1.1(c)	Certain Compound Definitions
Exhibit 1.1(d)	Permitted Liens
Exhibit 5.4	Public Announcements
Exhibit 6.2(d)(i)	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit 6.2(d)(ii)	Form of Assignments
Exhibit 6.3(c)(i)	Seller’s Wire Transfer Instructions

Schedule 3.3	Conflicts; Consents
Schedule 3.4	Governmental Authorizations
Schedule 3.5	Changes
Schedule 3.6(b)	Intellectual Property – Communications with Governmental Authority
Schedule 3.6(e)	Intellectual Property - Liens
Schedule 3.12	Confidential Information

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 15, 2011 (the “Effective Date”), is made by and between Biovail Laboratories International SRL, an international society with restricted liability organized under the laws of Barbados (“Seller”) and Cortex Pharmaceuticals, Inc., a Delaware corporation (“Buyer”). Buyer and Seller may be referred to herein each individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Buyer and Seller have previously entered into that certain Asset Purchase Agreement, dated as of March 25, 2010, (the “March 2010 Agreement”) by and between Buyer and Seller, under which Buyer sold, and Seller purchased, certain assets related to AMPAKINE® Compounds for use in the prevention and/or treatment of RD (as hereinafter defined) or vaso-occlusive crises associated with sickle cell disease (the “Field”); and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to transfer back to Buyer, and Buyer desires to reacquire all of the assets obtained by Seller under the March 2010 Agreement, with the intent that upon closing of the transactions contemplated by this Agreement, that Buyer would hold all the rights it held prior to March 25, 2010.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. The capitalized terms used in this Agreement have the respective meanings ascribed to them as follows:

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidelines, guidances and requirements promulgated thereunder, as may be in effect from time to time.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such first Person. For purposes of this definition, a Person shall be deemed, in any event, to control another Person if it (a) owns or controls, directly or indirectly, or has the ability to direct or cause the direction or control of, more than 50% of the voting equity of the other Person, or (b) has the ability to direct, cause the direction of, or control the actions of such other Person, whether through direct or indirect ownership of voting equity, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Law” means any applicable supra-national, federal, state, regional, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, administrative code, guidance, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any Permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Assets” means all of Seller’s right, title and interest in and to (i) all properties, rights and assets (tangible or intangible) which Seller acquired from Buyer under the March 2010 Agreement, but excluding any Non-Clinical and Clinical Material acquired by Seller from Buyer under the March 2010 Agreement and any contracts assigned by Buyer to Seller under the March 2010 Agreement, except, in both cases, to the extent expressly included in this definition, (ii) all properties, rights and assets (tangible or intangible) which Seller acquired under license from The University of Alberta under the UofA License Agreement (iii) the Assumed Contracts, (iv) the Books and Records, (v) all inventory of CX1739, CX717 and CX1942 in Seller’s (or Seller’s Affiliates) possession or control as of the Effective Date (including any remaining Non-Clinical and Clinical Material acquired by Seller from Buyer under the March 2010 Agreement that remains in Seller’s or any of its Affiliate’s possession as of the Effective Date) together with all work-in-progress, packaging and all bulk active pharmaceutical ingredient related to CX717 and CX1942 owned by Seller (or its Affiliates, as applicable) as of the Effective Date, as listed on Exhibit 1.1(a), and (vi) all claims, counterclaims, credits, causes of action, chooses in action, rights of recovery, and rights of indemnification or setoff against third parties and other claims arising out of or relating primarily to any Assets or the Assumed Liabilities and all other intangible property rights that primarily relate to any Assets or the Assumed Liabilities.

“Assumed Contracts” means those contracts set forth on Exhibit 1.1(b), including but not limited to the UofA License Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a) and includes, but is not limited to, any and all payment obligations of the Seller under the UofA License Agreement.

“Basket” has the meaning set forth in Section 7.6(a).

“Books and Records” means all books, records, files (including data files) and documents (including research and development and records), correspondence and, to the extent not originals, true and complete copies of all files relating to the Assets or the filing, prosecution, issuance, maintenance, enforcement or defense of any Patents, Trademarks, Copyrights or other Intellectual Property, including file wrappers, written third party correspondence, records and documents included in the Assets, including laboratory notebooks, procedures, tests, dosage information, criteria for patient selection, safety and efficacy and study protocols, investigators brochures and all pharmacovigilance and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are licensed, owned or Controlled by or otherwise in the possession of Seller or any of its Affiliates, as applicable.

“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or Barbados or that is a day on which banking institutions located in New York, New York are authorized or required by Applicable Law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Confidential Information” means (a) all financial, technical, commercial, proprietary or other information disclosed by or on behalf of Buyer or an Affiliate of Buyer to Seller, its Affiliates or any of its or their officers, directors, employees or Representatives (each, for purposes of this definition, a “Seller Recipient”) in preparation for and in connection with the March 2010 Agreement and related transactions, and in connection with the transactions contemplated by this Agreement, (b) each of the provisions contained in the March 2010 Agreement, this Agreement and the Related Documents, (c) all financial, technical, commercial, proprietary or other information of Buyer or its Affiliates disclosed by or on behalf of Buyer to any Governmental Authority in connection with any filings or review in connection with the transactions contemplated by this Agreement. Notwithstanding the preceding sentence, the definition of Buyer Confidential Information does not include any information that (i) is in the public domain at the time of disclosure to a Seller Recipient or becomes part of the public domain after such disclosure through no fault of a Seller Recipient, (ii) was already in the possession of a Seller Recipient at the time of disclosure to such Seller Recipient and had not been previously provided by Buyer or its Affiliates, (iii) is disclosed to a Seller Recipient by any Person other than by or on behalf of a Buyer Recipient; provided that, no Seller Recipient has actual knowledge that such Person is prohibited from disclosing such information (either by reason of contract or legal or fiduciary obligation) or (iv) is developed independently by a Seller Recipient without the use of any Buyer Confidential Information.

“Buyer Recipient” has the meaning set forth in the definition of Seller Confidential Information.

“Cap” has the meaning set forth in Section 7.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compounds” means [***], CX717, CX1739, CX1763 and CX1942.

“Consent” means, with respect to an Assumed Contract or a Permit, any consent or approval of any Person other than either Party to this Agreement that, in accordance with the terms of such Assumed Contract or Permit, is required to be obtained for the transfer or assignment thereof to Buyer.

“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security, and (c) when used with respect to any item of Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property.

“Copyrights” means (a) all copyrights (including copyrights in any package inserts, marketing or promotional materials, labeling or other text provided to prescribers or consumers),

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

whether registered or unregistered throughout the world; (b) any registrations and applications therefor; (c) works of authorship (whether published or unpublished) and rights to databases of any kind under the Applicable Laws of any jurisdiction; (d) all rights and priorities afforded under any international treaty, convention or the like; (e) all extensions and renewals thereof; (f) the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees), and proceeds of suit; and (g) any rights similar to the foregoing in any country, including moral rights.

“[***]” shall have the meaning set forth in Exhibit 1.1(c).

“CX717” shall have the meaning set forth in Exhibit 1.1(c).

“CX1739” shall have the meaning set forth in Exhibit 1.1(c).

“CX1763” shall have the meaning set forth in Exhibit 1.1(c).

“CX1942” shall have the meaning set forth in Exhibit 1.1(c).

“Dollars” or “$” means United States dollars.

“Effective Date” has the meaning set forth in the preamble hereto.

“Exploit” or “Exploitation” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, optimization, importation, exportation, transportation, distribution, commercialization, promotion and marketing activities related thereto.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Field” has the meaning set forth in the recitals hereto.

“Good Manufacturing Practices” means standards and methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packaging, testing or holding of a drug to assure that such drug meets the requirements of Applicable Law and other requirements of any Governmental Authority as to safety, identity and strength, and meets the quality and purity characteristics that it purports or is represented to possess.

“Governmental Authority” means any supra-national, federal, state, local or foreign government, legislature, governmental or administrative agency, department, commission, bureau, board, instrumentality, self-regulatory association or authority, court or other authority of tribunal of competent jurisdiction (including any arbitration or other alternative dispute forum), or any other governmental authority or instrumentality anywhere in the world.

“Improvement” means any modification, variation or revision to a compound, product or technology or any discovery, technology, device, process or formulation related to such compound, product or technology, whether or not patented or patentable, including any enhancement in the

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such compound, product or technology, any discovery or development of any new or expanded indications for such compound, product or technology, or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology or would, if commercialized, replace or displace such compound, product or technology.

“IND” means (a) an Investigational New Drug Application, as defined in the Act, which is required to be filed with the FDA before beginning clinical testing of a product in human subjects, and its equivalent in other countries or regulatory jurisdictions in the Territory or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indemnification Claim” has the meaning set forth in Section 7.5(b).

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Information and Inventions” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including high-throughput screening and other drug discovery and development technology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other Intellectual Property (whether or not confidential, proprietary, patented or patentable), but excluding the Regulatory Documentation.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, including (a) Patents, (b) Information and Inventions, (c) Trademarks, (d) Copyrights, (e) other intellectual property rights, including confidential information, trade secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications, (f) all completed or pending registrations, renewals or applications for registration or renewal of any of the foregoing, (g) copies and tangible embodiments of any of the foregoing (in whatever form or media) and (h) other tangible and intangible information or material.

“Licensed Product” has the meaning set forth in Section 2.1(c)(i).

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 7.2.

“March 2010 Agreement” has the meaning set forth in the recitals.

“Marketing Authorization Application” or “MAA” means a New Drug Application as defined in the Act, and any corresponding foreign application, registration or certification, necessary or reasonably useful to market any product containing any of the Compounds as an active pharmaceutical ingredient in the Territory, but not including pricing and reimbursement approvals.

“Material Adverse Effect” means any effect that (a) is materially adverse to the Assets, in whole or in part, (b) materially impacts, materially delays or prevents the consummation of the transactions contemplated hereby, (c) creates a material limitation on the ability of the Buyer to develop, use or otherwise Exploit the Compounds in the Field, or (d) creates a material limitation on the ability of Buyer to acquire valid and marketable title to the Assets free and clear of all Liens (other than Permitted Liens).

“Material Consent” means any Consent under any Assumed Contract or Permit as designated on Schedule 3.3.

“Milestone Payments” has the meaning set forth in Section 2.1(b).

“NDA” means a New Drug Application for any product requesting permission to place the product on the market in accordance with the Act, together with all supplements or amendments filed with respect thereto pursuant to the requirements of the Act, including all documents, data and other information concerning the product that are reasonably necessary for the FDA approval to market the product in the United States.

“Non-Assignable Right” has the meaning set forth in Section 2.4(a).

“Non-Clinical and Clinical Material” means all inventory of CX1739, CX717 and CX1942 in Seller’s (or Seller’s Affiliates) possession or control as of the Effective Date together with all work-in-progress, packaging and all bulk active pharmaceutical ingredient related to CX717 and CX1942 owned by Seller (or its Affiliates, as applicable) as of the Effective Date, including without limitation any CX717 100mg and 300mg tablets, and any CX717 sterile injection and corresponding vehicle sterile injection solutions, all as listed on Exhibit 1.1(a).

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, continued prosecution applications and requests for continued examination applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) and (c); (e) any and all causes of action, claims, demands or other rights occasioned from or because of any and all past, present and future infringement of any of the foregoing, including all rights to recover damages (including attorneys’ fees), profits and injunctive or other relief for such infringement; and (f) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

“Permits” means all licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and rights, including the Regulatory Approvals, from or issued by any Governmental Authority held by Seller (or its Affiliates, as applicable) that primarily relate to any Compound in the Field, together with any renewals, extensions, or modifications thereof and any additions thereto.

“Permitted Liens” means (a) Liens for Taxes or assessments that are not yet due or which are being contested in good faith by appropriate Actions and (b) statutory mechanics’, materialmen’s, contractors’, warehousemen’s, repairmen’s and other similar statutory Liens arising in the ordinary course of business and consistent with past practice and that are not delinquent or as set forth on Exhibit 1.1(d).

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Phase I Clinical Study” means an initial human clinical trial of a compound or product on a limited number of healthy subjects that is designed to determine the metabolism and pharmacologic actions of drugs in humans, the side effects associated with increasing doses, and to gain early evidence of effectiveness, which trial may include healthy participants and/or patients.

“Phase IIa Clinical Study” means a human clinical trial of a compound or product on a limited number of subjects that is designed to evaluate dosing requirements to achieve the effectiveness of the drug for a particular indication or indications and to determine the common short-term side effects and risks.

“Phase III Clinical Study” means a human clinical trial of a compound or product on a sufficient number of patients that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of the compound or product or label expansion of the compound or product.

“Purchase Price” shall mean the Initial Payment plus the other contingent payments set forth in Section 2.1.

“RD” or “respiratory depression” means a variety of conditions characterized by reduced frequency and inspiratory drive to cranial and spinal motor neurons. Specifically, respiratory depression refers to conditions where the medullary neural network associated with respiratory rhythm generating activity does not respond to accumulating levels of PCO2 (or decreasing levels of PO2) in the blood and subsequently under stimulates motor neurons controlling lung musculature.

“Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Governmental Authority necessary or useful for the Exploitation of the Compound in such country, including, where applicable, (a) approval of any Compound or any product containing any Compound, including any INDs, MAAs and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

“Regulatory Documentation” means any and all applications (including for “orphan drug” status), registrations, licenses, authorizations and approvals (including all Regulatory Approvals), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to a Governmental Authority or research ethics committee with a view to the granting of any Regulatory Approval, and any correspondence to or with the FDA or any other Governmental Authority with respect to the Compounds (including minutes and official contact reports relating to any communications with any Governmental Authority), and all data contained in any of the foregoing, including all INDs, MAAs, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and manufacturing records.

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement.

“Representatives” has the meaning set forth in Section 5.1(a).

“Seller” has the meaning set forth in the preamble hereof.

“Seller Confidential Information” means (a) all financial, technical, commercial, proprietary or other information of Seller or an Affiliate of Seller disclosed by Seller or an Affiliate of Seller to Buyer, its Affiliates or any of its or their officers, directors, employees (or Representatives for purposes of this definition, each a “Buyer Recipient”) in connection with the transactions contemplated by this Agreement that does not primarily relate to the Assets, and (b) each of the provisions contained in the March 2010 Agreement, this Agreement and the Related Documents. Notwithstanding the preceding sentence, the definition of Seller Confidential Information does not include any information that (i) is in the public domain at the time of disclosure to a Buyer Recipient or becomes part of the public domain after such disclosure through no fault of such Buyer Recipient, (ii) is already in the possession of a Buyer Recipient at the time of disclosure to such Buyer Recipient and had not been previously provided by Seller or its Affiliates, including without limitation all Buyer Confidential Information provided in preparation for and in connection with, the March 2010 Agreement, (iii) is disclosed to a Buyer Recipient by any Person other than by or on behalf of a Seller Recipient; provided that, no Buyer Recipient has actual knowledge that such Person is prohibited from disclosing such information (either by reason of contract or legal or fiduciary obligation) or (iv) is developed independently by a Buyer Recipient without the use of any Seller Confidential Information.

“Seller Intellectual Property” means all “Seller Intellectual Property”, as that term is defined in the March 2010 Agreement, acquired by Seller under the March 2010 Agreement, as further described in the definition of “Acquired Assets” thereunder.

“Seller License Agreement” means the license agreement entered into simultaneously with the March 2010 Agreement between Buyer and Seller with respect to the license by Seller to Buyer of certain intellectual property.

“Seller Recipient” has the meaning set forth in the definition of Buyer Confidential Information.

“Seller’s Knowledge” (and similar phrases) means the actual knowledge of any officer or director of Seller or Seller’s Affiliates.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or Controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any liability for Taxes of any other Person under Applicable Law, as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Trademark” means (a) any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo, domain name or business symbol and (b) all registrations and applications for any of the foregoing; and (c) all rights and priorities connected with the foregoing afforded under Applicable Law.

“Transfer Date” means with respect to an Assumed Contract requiring the Consent, the date such Consent is obtained and such Assumed Contract is duly assigned to Buyer.

“Transfer Taxes” has the meaning set forth in Section 5.2(a).

“UofA License Agreement” means that certain Patent License Agreement, dated as of May 9, 2007, by and between the University of Alberta, as licensor, and Seller, as licensee, as amended as of June 8, 2007, and as of March 25, 2010.

“UofC Consent and Termination” means the written consent of The Regents of the University of California, in form and substance reasonably satisfactory to Buyer, to the termination of the UofC Field-Limited Agreement with Seller.

“UofC Patent Assignment Agreement” means the patent assignment agreement between The Regents of the University of California and Seller, dated March 25, 2010, under which certain patent rights relating to [***] were assigned to Seller in consideration of contingent future payments.

“UofC Field-Limited Agreement” means the Field-limited non-exclusive license granted by The Regents of the University of California to Seller, dated March 25, 2010, relating to [***].

Section 1.2. Interpretation.

(a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b) Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (iii) a reference to any contract includes supplements and amendments; (iv) a reference to an Applicable Law includes any amendment or modification to such Applicable Law; (v) a reference to a Person includes its successors, heirs and permitted assigns; (vi) a reference to one gender shall include any other gender; (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the referenced Article, Section, Exhibit or Schedule of this Agreement; (viii) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision; and (ix) “commercially reasonable efforts” of a Party shall be construed as the efforts that a prudent Person in such Party’s industry, desirous of achieving a result, would use in similar circumstances to achieve that result as expeditiously as possible.

(c) The Parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale of Assets; Purchase Price; Additional Consideration, Co-Marketing Election.

(a) Purchase and Sale of Assets; Purchase Price. Pursuant to the terms and subject to the conditions of this Agreement, on the date hereof, Seller shall (and, as applicable, shall cause its Affiliates to) sell, convey, deliver, transfer and assign to Buyer all of the Assets, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase, take delivery of and acquire from Seller (and its Affiliates, as applicable), all of Seller’s (and, as applicable, its Affiliates’) right, title and interest in, to and under the Assets. In consideration of the sale, conveyance, delivery, transfer, and assignment of the Assets to Buyer and Seller’s other covenants and obligations hereunder, on the date hereof and pursuant to the terms and subject to the conditions hereof, Buyer shall (i) pay Seller two hundred thousand U.S. Dollars (U.S. $200,000) (the “Initial Payment”) by wire transfer of immediately available funds to an account designated by Seller and (ii) assume the Assumed Liabilities.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

(b) Additional Consideration; Milestone Payments. As additional consideration of the sale, conveyance, delivery, transfer, and assignment of the Assets to Buyer and Seller’s other covenants and obligations hereunder, Buyer shall pay Seller the following amounts (the “Milestone Payments”), subject to the following conditions, which amounts shall be due and payable, if at all, as specified below:

(i) [***] U.S. dollars (U.S. $[***]) upon the first dosing of a patient in a Phase IIa Clinical Study in humans of an intravenous dosage form of one of the Compounds in the Field;

(ii) [***] U.S. dollars (U.S. $[***]) upon the first dosing of a patient in a Phase III Clinical Study of an intravenous dosage form of one of the Compounds in the Field;

(iii) [***] U.S. dollars (U.S. $[***]) upon the submission by or on behalf of the Buyer of an NDA with the U.S. Food and Drug Administration for an intravenous dosage form of one the of the Compounds in the Field; and

(iv) [***] U.S. dollars (U.S. $[***]) upon receipt by Buyer of approval of an NDA from the U.S. Food and Drug Administration of an intravenous dosage form of one of the Compounds in the Field.

Each Milestone Payment set forth in clauses (i) through (iv) above shall only be payable once upon the first such milestone event to occur. Each Milestone Payment shall be made within thirty (30) days of achievement of the related event. Notwithstanding anything in this Agreement to the contrary, and except as otherwise may be required pursuant to the terms of an agreement in connection with the Co-Marketing Election, the determination as to whether to proceed with the development of any of the Compounds in the Field shall be in Buyer’s sole and absolute discretion and Buyer shall have no liability whatsoever for not starting, temporarily or permanently abandoning or otherwise ceasing development of any of the Compounds in the Field.

(c) Additional Consideration; Royalties. As additional consideration of the sale, conveyance, delivery, transfer, and assignment of the Assets to Buyer and Seller’s other covenants and obligations hereunder, Buyer shall pay Seller a royalty equal to [***] percent ([***]%) of Buyer’s Net Sales of an intravenous dosage form of one of the Compounds in the Field, subject to the royalty definitions, terms and conditions set forth in this Section 2.1(c). The obligation to pay such royalties shall end on the earlier of (i) such time as the cumulative royalties paid under this Section 2.1(c) equal fifteen million dollars ($15,000,000), or (ii) the expiration of the last Patent included in the Seller Intellectual Property which covers such Compound or use thereof in the Field. The following provisions shall apply to the foregoing royalty obligations:

(i) “Licensed Product” shall mean any intravenous dosage form of a Compound in the Field.

(ii) “Net Sales” shall mean the sales revenues invoiced or otherwise received by Buyer and its Affiliates and licensees from sales of a Licensed Product sold or otherwise transferred for value to third parties, less the following reasonable and customary deductions to the

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

extent applicable to such invoiced amounts: (i) trade, cash and quantity discounts; (ii) amounts for allowances or credits for returns, retroactive price reductions, rebates and chargebacks; and (iii) handling fees and prepaid freight, postage or insurance costs on shipments of the Licensed Product, sales, taxes, duties and other governmental charges (including value-added tax), but excluding what is commonly known as income taxes. For the avoidance of doubt, Net Sales shall not include sales by Buyer or its Affiliates licensees to their respective Affiliates or licensees for resale; provided that if Buyer, its Affiliate or licensee sells a Licensed Product to an Affiliate or licensee for resale to a third party, Net Sales shall include the amounts invoiced by such Affiliate or licensees to third parties on the resale or use of such Licensed Product. Net Sales for combination products shall be calculated as set forth in Section 2.1(c)(iii).

(iii) Royalties on Combination Products. In the event that a Licensed Product is sold for a single price in combination with another product, or a combination pharmaceutical product including another active pharmaceutical ingredient in addition to a Compound, for which no royalty would be due hereunder if sold separately, Net Sales from such combination product sales for purposes of calculating the amounts payable by Buyer shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where “A” is the average gross selling price during the previous calendar quarter of such Licensed Product sold separately and “B” is the average gross selling price during the previous calendar quarter of the other non-royalty bearing product or the other active ingredients when sold separately. In the event that separate sales of such Licensed Product or such other non-royalty bearing product or active ingredient were not made during the previous calendar quarter, then the Net Sales shall be reasonably allocated between such Licensed Product and such other non-royalty bearing product or active ingredient based on their relative values.

(iv) Records, Audits. Buyer shall, and shall cause its Affiliates and licensees to, keep complete and accurate records in sufficient detail to enable the royalties payable to be determined. Buyer shall permit said records to be examined for three years following the end of the period to which such records pertain and no more than once per calendar year, at Seller’s expense, by authorized representatives of Seller, such representatives having been reasonably approved of by Buyer and bound by confidentiality agreements reasonably acceptable to Buyer, upon reasonable prior notice and during usual business hours, and only to the extent necessary to verify the reports and payments required hereunder. Such examination shall be solely for the purpose of ascertaining the correctness of royalties reported and paid and no period shall be audited more than once.

(v) Payments, Reports. All royalties paid by Buyer shall be in United States dollars. All foreign currency conversions are to be based on the Wall Street Journal published rates as of the last business day preceding the date of payment and report of royalties by Buyer to Seller. Buyer shall furnish written reports to Seller within thirty (30) days following the close of each calendar quarter during the term of this Agreement setting forth the number, gross selling prices, offsets to gross selling prices and net selling prices of each kind of Licensed Product sold by Buyer and its Affiliates and licensees in such calendar quarter, and the royalties due thereon. Each report shall be accompanied by a remittance of any royalties then due hereunder.

Section 2.2. Marketing Rights Election.

(a) Seller may elect, at any time (i) following the successful completion by Buyer (as determined in its sole discretion) of a Phase I Clinical Study in humans of an intravenous dosage form of one of the Compounds in the Field, and (ii) prior to thirty (30) days following receipt by Seller from Buyer of all material data (including final study results and final data from such study) relating to the successful completion by Buyer (as determined in its sole discretion) of a Phase IIa Clinical Study in humans of an intravenous dosage form of one of the Compounds in the Field, to acquire co-marketing rights for an intravenous dosage form of one of the Compounds in the Field (the “Co-Marketing Election”). If Seller so elects, the parties shall negotiate in good faith an agreement under which (i) Seller would receive co-marketing rights in North America and, if Seller so elects, in its sole discretion, exclusive marketing rights in the rest of the world, subject to diligence requirements, (ii) Seller would pay Buyer a royalty of [***] percent ([***]%) of its (and its Affiliates’ and licensees’) North American net sales or worldwide net sales, as the case may be, of such product, plus be responsible for (A) if Seller has elected to market outside of North America, [***] percent ([***]%) of any royalties due to the University of California and the University of Alberta for sales outside of North America and (B) [***] percent ([***]%) of any royalties due to the University of California and the University of Alberta for sales within North America (for purposes of (B), such sales shall include sales by both Seller and Buyer and their respective Affiliates), (iii) Seller would pay to Buyer a front-end payment equal to the cumulative development costs Buyer has incurred in connection with such intravenous dosage form of the Compounds in the Field from the Effective Date to the date that Seller makes the Co-Marketing Election, (iv) Buyer would remain responsible for the payment of [***] percent ([***]%) of any royalties due to the University of California and the University of Alberta for sales within North America (for purposes of (iv), such sales shall include sales by both Seller and Buyer and their respective Affiliates), (v) if Seller does not elect to exercise its exclusive marketing right outside of North America, Buyer would remain responsible for [***] percent ([***]%) of any royalties due to the University of California and the University of Alberta for sales outside of North America and (vi) Seller and Buyer would co-develop the Licensed Product(s) to bring it to a successful approval by the FDA, with each party paying for 50% of the on-going development costs. Such agreement shall contain such other terms and conditions as are customary in pharmaceutical marketing agreements. If Seller does not exercise the Co-Marketing Election within the time period set out above, or if Seller has so exercised but the Parties fail to enter into a definitive agreement with respect to the co-marketing rights, then Buyer shall have no further obligation under this Section 2.2(a) and may further develop any Compound in the Field itself or with Third Parties.

(b) Notwithstanding anything to the contrary herein, (i) in the event that Seller makes the Co-Marketing Election pursuant to Section 2.2(a) above, the Milestone Payments in Section 2.1(b) clauses (ii) through (iv), and the royalties in Section 2.1(c) shall not be due and payable, and (ii) Seller’s right to exercise the Co-Marketing Election shall automatically terminate and be of no further force and effect upon the date of the last to expire Patent right that is included in the Assets.

Section 2.3. Assumed Liabilities; Buyer Not Successor to Seller; Excluded Liabilities.

(a) Assumed Liabilities. Pursuant to the terms and subject to the conditions of this Agreement, on the date hereof, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall assume from Seller, only the Assumed Liabilities. “Assumed Liabilities” means any and all liabilities, obligations and commitments related to or in connection with the Assets, including:

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

(i) any and all liabilities with respect to obligations and commitments in connection with the Regulatory Documentation included in the Assets but excluding any liability, obligation or commitment accrued between March 25, 2010 and the Effective Date, arising out of or resulting from (i) any breach or violation of such Regulatory Documentation, or (ii) any requirement of Applicable Law by Seller;

(ii) any and all liabilities with respect to obligations and commitments under the Assumed Contracts, including any and all payment obligations to the University of Alberta under the UofA License Agreement, but excluding any liability, obligation or commitment arising from or relating to the performance or non-performance thereof after March 25, 2010 and prior to the Effective Date or the Transfer Date (if Consent to assignment thereof is required);

(iii) any and all liabilities to prosecute and maintain the Seller Intellectual Property, including liabilities to defend patents and applications and their foreign counterparts, including in reexamination, reissue, litigation, interference, opposition or nullity actions or the like, but excluding any liability, obligation or commitment arising from or relating to the performance or non-performance thereof after March 25, 2010, and prior to the Effective Date.

(b) Buyer Not Successor to Seller. Notwithstanding anything herein to the contrary, in no event shall Buyer be deemed to have assumed any liability or obligation (including a liability or obligation that, but for this sentence, would be deemed to be an Assumed Liability) where the existence or nature of such liability or obligation constitutes or arises out of a breach or inaccuracy of any representation or warranty or the non-fulfillment or breach of any covenant, agreement or obligation of Seller hereunder.

(c) Excluded Liabilities. Buyer shall not be the successor to Seller, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any liability, obligation or commitment whatsoever of Seller or relating the Assets other than the Assumed Liabilities.

Section 2.4. Assumed Contracts; Procedures for Certain Assets Not Freely Transferable.

(a) As of the Effective Date, Seller shall assign and Buyer shall assume the Assumed Contracts, including all rights, title, interest and obligations thereunder, subject to any required Consent. If any Assumed Contract is not assignable or transferable to Buyer either by virtue of the provisions thereof or under Applicable Law without the Consent of one or more third Persons (each, a “Non-Assignable Right”), Seller shall promptly notify Buyer and shall use its commercially reasonable efforts, at Buyer’s sole cost and expense, to obtain such Consents. Seller shall provide Buyer the reasonable opportunity to review and comment on each such Consent prior to the execution thereof and shall take into account any comments received by Buyer and incorporate such comments to the extent practicable. If any such Consent cannot be obtained prior to the Effective Date, then, notwithstanding anything to the contrary in this Agreement or any Related Document, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the Non-Assignable Right, and Seller and Buyer shall use their commercially reasonable efforts to obtain such Consent as soon as possible after the Effective Date. If any such Consent cannot be obtained prior to the end of the transfer period set forth in Section 5.9 below, at

Seller’s election, (A) the Non-Assignable Right shall not be included as an Asset and Buyer shall have no obligations or rights pursuant to Section 2.3(a) or this Section 2.4(a) or otherwise with respect to any such Non-Assignable Right or any liability with respect thereto or (B) Seller shall use its commercially reasonable efforts to obtain for Buyer substantially all of the practical benefit and burden of such Non-Assignable Right, including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller and (2) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of Seller against the other Party thereto arising out of the breach or cancellation thereof by such other Party or otherwise.

(b) If any of the Permits included in the Assets are not assignable or transferable without obtaining a replacement Permit, then, notwithstanding anything to the contrary in this Agreement or any Related Document, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of any such Permit, and Seller shall cooperate, to the extent commercially reasonable, with Buyer in its efforts to obtain a replacement Permit issued in Buyer’s name. If any replacement Permit has not been obtained prior to the Effective Date, Seller shall allow Buyer to operate under Seller’s Permit, if permitted by Applicable Law or applicable Governmental Authorities, for a period of up to ninety (90) days after the Effective Date (or such longer period as may be reasonably necessary for Buyer, using its commercially reasonable efforts, to obtain the replacement Permit).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof, as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular disclosure Schedule numbered and captioned to correspond to, and referenced in, such representation or warranty:

Section 3.1. Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Barbados and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where any failure, individually or in the aggregate, to be so qualified or in good standing does not or could not reasonably be expected to have a Material Adverse Effect.

Section 3.2. Authority; Binding Agreements. The execution and delivery by Seller of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller. Seller has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Seller. This Agreement and the Related Documents to which Seller is or will become a party are, or upon execution and delivery by Seller thereof will be, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to laws of general application relating to the rights of creditors generally.

Section 3.3. Conflicts; Consents. Except as set forth on Schedule 3.3, the execution and delivery by Seller of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transactions contemplated hereby and thereby and compliance by Seller with any of the provisions hereof and thereof do not and will not:

(a) conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive or organizational documents of Seller;

(b) conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any note, bond, lease, mortgage, indenture, Permit, contract or other instrument or obligation to which Seller or any of its Affiliates is a party, or by which Seller, any of its Affiliates, or any of the Assets may be bound or affected;

(c) violate any Applicable Law with respect to Seller or any of the Assets; or

(d) result in the creation or imposition of any Lien upon any Asset.

Section 3.4. Governmental Authorizations. Except as set forth on Schedule 3.4, no consent, approval or authorization of, or registration, declaration or other similar action in respect of, or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller or any of its Affiliates in connection with the execution, delivery and performance of this Agreement, the Related Documents or the consummation of the transactions contemplated hereby and thereby.

Section 3.5. Absence of Changes. Since March 25, 2010, Seller and its Affiliates have maintained the Assets in the ordinary course of business and consistent with past practice, and, except as set forth on Schedule 3.5, there has not been in connection with or related to the Assets:

(a) to the best of Seller’s knowledge, any Material Adverse Effect or event, development or state of circumstances that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect;

(b) an incurrence, assumption or guarantee by Seller or any of its Affiliates of any liability or obligation (whether accrued, fixed, absolute, contingent, known, unknown, determined, determinable or otherwise, and whether due or to become due) with respect to the Assets;

(c) any sale, assignment, license, transfer or other disposition of any Asset;

(d) except in the ordinary course of business and consistent with past practice, any amendment, modification or termination of any Assumed Contract;

(e) any creation or other incurrence of any Lien (other than Permitted Liens) on any Asset;

(f) any material damage, destruction or loss (whether or not covered by insurance) affecting any Asset;

(g) any cancellation, delinquency or loss of any Permit;

(h) any institution of, settlement of or agreement to settle any Action related to the Assets;

(i) any change in the customary maintenance of all Regulatory Documentation contained in the Books and Records in the ordinary course of business;

(j) any agreement or action not otherwise referred to in items (a) through (i) above entered into or taken that is materially adverse to the Assets; or

(k) any agreement or commitment, whether in writing or otherwise, to take any of the actions specified in items (a) through (j) above.

Section 3.6. Intellectual Property.

(a) Since March 25, 2010, Seller has continued to own such right, title and interest in and to, or has continued to hold such valid license rights to, the Seller Intellectual Property as was conveyed, transferred and assigned to Seller pursuant to the March 2010 Agreement.

(b) Schedule 3.6(b) sets forth a true, accurate and complete list of all filings and communications with any Governmental Authority relating to the Seller Intellectual Property made or received by Seller or its Affiliates between March 25, 2010 and the Effective Date. Seller has provided true and complete copies of all such filings and communications to Buyer.

(c) Between March 25, 2010 and the Effective Date, Seller or its Affiliates, have taken all action necessary to prosecute all existing applications and to maintain all registrations which are part of the Seller Intellectual Property in full force and effect, and has not taken or failed to take any action that could reasonably be expected to have the effect of waiving any rights to the Seller Intellectual Property. During such period, all issuance, renewal, maintenance and other material payments that are or have become due with respect to the Seller Intellectual Property have been timely paid by or on behalf of Seller.

(d) To the knowledge of Seller, none of the Seller Intellectual Property has been or is the subject of any pending or threatened Action (including, with respect to Patents, inventorship challenges, interferences, reissues, reexaminations and oppositions or similar Actions) commenced or threatened, as the case may be, between March 25, 2010 and the Effective Date.

(e) Except as set forth on Schedule 3.6(e), neither Seller nor its Affiliates, if applicable, has assigned, transferred, conveyed, or granted any licenses to the Seller Intellectual Property to third parties, or otherwise caused or permitted any Lien to attach to any Seller Intellectual Property or the Compounds.

(f) Neither Seller nor its Affiliates, if applicable, nor to Seller’s Knowledge, any other Person, is party to any agreements with third parties that materially limit or restrict the use of the Seller Intellectual Property or require any payments for their use.

(g) To Seller’s Knowledge, since March 25, 2010, there has been no unauthorized use, infringement, misappropriation or violation of any of the Seller Intellectual Property by any Person.

(h) Between March 25, 2010 and the Effective Date, Seller has taken reasonable measures to protect and preserve the security, confidentiality, value and ownership of the Information and Inventions and other confidential information included in the Assets.

(i) To Seller’s knowledge, between March 25, 2010 and the Effective Date, no employee or agent of either Seller or its Affiliates have developed, discovered, conceived or reduced to practice any Information and Inventions related to the Compounds or their use in the Field which is not part of the Seller Intellectual Property being conveyed to Buyer hereunder.

Section 3.7. Contracts.

(a) Seller owns all right, title and interest in and to, and has valid rights to assign and transfer, all of the Assumed Contracts, provided that, in the case of Assumed Contracts transferred or assigned to Seller pursuant to the March 2010 Agreement, Seller only owns such right, title and interest in and to, and only has such valid rights to assign and transfer, such Assumed Contracts as was conveyed, transferred and assigned to Seller by Buyer pursuant to the March 2010 Agreement.

(b) Between March 25, 2010 and the Effective Date, Seller or its Affiliates, have taken all action necessary to maintain the Assumed Contracts in full force and effect, and have not taken or failed to take any action that could reasonably be expected to have the effect of waiving any material rights under the Assumed Contracts. During such period, all payments or other obligations that are or have become due with respect to Assumed Contracts have been timely paid or performed by or on behalf of Seller.

(c) To the knowledge of Seller, none of the Assumed Contracts has been or is the subject of any pending or threatened Action that commenced or was threatened, as the case may be, between March 25, 2010 and the Effective Date.

(d) Neither Seller nor its Affiliates have assigned, transferred, conveyed, or granted any rights under the Assumed Contracts to third parties.

Section 3.8. Non-Clinical and Clinical Material. Since the date of receipt of the Non-Clinical and Clinical Material by Seller from Buyer pursuant to the March 2010 Agreement, all such Non-Clinical and Clinical Material obtained by Seller from Buyer has been maintained in accordance with the good scientific practices, any written instructions provided by Buyer to Seller, and to the extent required, under Good Manufacturing Practices.

Section 3.9. Litigation. There is no Action pending, or to Seller’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Seller’s Knowledge, threatened, that affects the Assets that was commenced or threatened, as the case may be, between March 25, 2010 and the Effective Date, nor has Seller been notified in writing of any reasonable basis on which any Action may be brought in the future that affects the Assets. There is no Action pending, or to Seller’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Seller’s Knowledge, threatened, that could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the transactions contemplated by this Agreement or the Related Documents.

Section 3.10. Adverse Information. Since March 25, 2010, Seller has received no material adverse information with respect to the safety and efficacy of the Compounds.

Section 3.11. Brokers. No agent, broker, firm or other Person acting on behalf, or under the authority, of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

Section 3.12. Confidential Information. Neither Seller nor any of its Affiliates has provided access to any Buyer Confidential Information to any third party unless under a confidentiality obligation, all of which are listed on Schedule 3.12.

Section 3.13. Regulatory Matters. Since March 25, 2010, Seller has (i) not filed any documents with, communicated to, or received any communication from, any Regulatory Authority with respect to the Assets, other than with respect to the transfer of the Regulatory Documentation from Buyer to Seller under the March 2010 Agreement, and from Seller to Buyer hereunder, and (ii) not failed to file any documents with any Regulatory Authority required under Applicable Law or as necessary to maintain in good standing any Regulatory Documentation.

Section 3.14. Disclosure. No representation or warranty of Seller contained in this Agreement or the disclosure Schedules furnished in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof, as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular disclosure Schedule numbered and captioned to correspond to, and referenced in, such representation or warranty:

Section 4.1. Organization, Standing and Power. Buyer is corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2. Authority; Binding Agreements. The execution and delivery by Buyer of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. Buyer has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer. This Agreement and the Related Documents to which Buyer is or will become a party are, or upon execution and delivery thereof will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to laws of general application relating to the rights of creditors generally.

Section 4.3. Conflicts; Consents. The execution and delivery by Buyer of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions hereof and thereof do not and will not (a) conflict with or result in a breach of the constitutive or organizational documents of Buyer, (b) violate any Applicable Law with respect to Buyer or Buyer’s properties or assets, (c) conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any note, bond, lease, mortgage, indenture, permit, contract or other instrument or obligation to which Buyer or any of its Affiliates is a party, or by which Buyer, any of its Affiliates, may be bound or affected except as would not be expected to have a material impact or delay or prevent the consummation of the transactions contemplated by this Agreement and the Related Documents; or (d) require the Consent of, or any notification to or filing with, any Governmental Authority or other Person.

Section 4.4. Litigation. There is no Action pending, or to Buyer’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Buyer’s Knowledge, threatened, that could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the transactions contemplated by this Agreement or the Related Documents.

Section 4.5. Brokers. No agent, broker, investment banker, firm or other Person acting on behalf, or under the authority, of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1. Confidentiality.

(a) Seller Confidentiality Agreement. Seller shall, and shall cause its Affiliates and its and their respective counsel, accountants, financial advisors, lenders and other agents and representatives (collectively, “Representatives”) to: (i) protect Buyer Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive confidential information and not disclose or reveal any Buyer Confidential Information to any Person other than to Seller’s or its Affiliates’ respective Representatives, including financial advisors, current and prospective lenders and investors who need to know Buyer Confidential Information in connection with any investigation of Seller or the negotiation, preparation or performance of this Agreement or any Related Document or for the purpose of evaluating the transactions contemplated hereby, except to the extent that disclosure of Buyer Confidential Information has been consented to in writing by Buyer; and (ii) not use Buyer Confidential Information for any purpose other than (A) in connection with the evaluation or consummation of the transactions contemplated by this Agreement; (B) to the extent necessary in connection with any filing requirements under Applicable Law or to obtain any Consents from any Governmental Authority or other Person to the transactions contemplated by this Agreement; (C) to enforce Seller’s rights and remedies under this Agreement; or (D) as required to be disclosed under Applicable Law (provided, that, prompt notice of such disclosure will be given as far in advance as reasonably possible to Buyer to give Buyer an opportunity to determine whether disclosure is required and to assess the extent of Buyer Confidential Information required to be disclosed). The obligations of Seller under this Section 5.1(a) shall survive the Effective Date.

(b) Buyer Confidentiality Agreement. Buyer shall and shall cause its Affiliates and its and their respective Representatives to: (i) protect the Seller Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive confidential information and not disclose or reveal any Seller Confidential Information to any Person other than to Buyer’s or its Affiliates’ respective Representatives, including financial advisors, current and prospective lenders and investors who need to know Seller Confidential Information in connection with the performance of this Agreement or any document to be delivered hereunder or for the purpose of evaluating the transactions contemplated hereby, except to the extent that disclosure of such Seller Confidential Information has been consented to in writing by Seller; and (ii) not use Seller Confidential Information for any purpose other than (A) in connection with the evaluation or consummation of the transactions contemplated by this Agreement; (B) to the extent necessary in connection with any filing requirements under Applicable Law or to obtain any Consents from any Governmental Authority or other Person to the transactions contemplated by this Agreement; (C) to enforce Buyer’s rights and remedies under this Agreement; or (D) as required to be disclosed under Applicable Law (provided, that prompt notice of such disclosure will be given as far in advance as reasonably possible to Seller to give Seller an opportunity to determine whether disclosure is required and to assess the extent of Seller Confidential Information required to be disclosed). The obligations of Buyer under this Section 5.2(b) shall survive the Effective Date.

(c) Equitable Relief. Each Party acknowledges and agrees that a breach of this Section 5.2 will cause irreparable damage and great loss to the other Party or its Affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each Party acknowledges and agrees that in the event of such a breach, the other Party shall be entitled to equitable relief, including injunctive relief, without posting bond or other security and without a showing of the inadequacy of monetary damages as a remedy.

Section 5.2. Certain Tax Matters, Bulk Sales.

(a) Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement and the Related Documents or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”) shall be borne equally by Seller and Buyer; provided, however, that Seller shall be solely responsible for any non-U.S. tax liabilities. In the case of Transfer Taxes for which Buyer is liable to the applicable taxing authority, on the Effective Date Seller shall pay to Buyer 50% of the amount of such Transfer Taxes as reasonably estimated by Buyer, with subsequent additional payments by Seller to Buyer or refunds by Buyer to Seller of amounts previously paid by Seller in the event it is subsequently determined that the amount of the subject Transfer Taxes was more or less than the estimated amounts.

(b) Tax Withholding. Buyer and Seller agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by Applicable Law. In the event Buyer determines that it is required under Applicable Law to withhold and pay any Tax to any revenue authority in respect of any payments made to Seller, the amount of such Tax shall be deducted by Buyer and paid to the relevant revenue authority, and Buyer shall notify Seller thereof and shall promptly furnish to Seller all copies of any Tax certificate or other documentation evidencing such withholding. Buyer shall not be required to pay any additional amounts to Seller in respect of any amounts paid to any revenue authority pursuant to the immediately preceding sentence. In the event that any withholding Tax shall subsequently be found to be due, payment of such Tax shall be the responsibility of Seller. The Parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income tax treaty or Applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes. [***].

(c) Bulk Sales. Seller and Buyer hereby waive compliance with any Applicable Laws with respect to “bulk sales” (including any requirement to withhold any amount from payment of the Purchase Price or any elements thereof) applicable to the sale to Buyer of the Assets by Seller.

(d) Cooperation and Exchange of Information. Each of Seller and Buyer shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return.

Section 5.3. Covenant Not to Sue. Seller on behalf of itself, its Affiliates and any successors and assigns of Seller or its Affiliates hereby waives any right, remedy or cause of action against Buyer or its Affiliates or any of their respective licensees, transferees, successors or assigns for infringement or use of any Information and Inventions which employees or agents of Seller or its Affiliates developed, discovered, conceived or reduced to practice related to the Compounds or their use in the Field between March 25, 2010, and the Effective Date, which is not part of the Seller Intellectual Property being conveyed to Buyer hereunder.

Section 5.4. Public Announcements. Other than the press release(s) set forth on Exhibit 5.4 hereto (which shall be released promptly following the execution of this Agreement by both Parties), and a Form 8-K (including copies of the Agreement and the Related Documents as required) to be filed by Buyer with the Securities and Exchange Commission with respect to the transactions contemplated hereby (and following reasonable prior review by Seller), neither Party shall issue or permit any of their respective Affiliates to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby or by the Related Documents without the prior consent of the other Party, which consent shall not be unreasonably withheld, except as may be required by Applicable Laws (in which case the Party required to make the release or statement shall allow the other Party reasonable time to comment on such release or statement in advance of such issuance to the extent permitted by Applicable Laws). Each Party shall give the other Party a reasonable opportunity to review all filings of this Agreement and all filings describing the terms of this Agreement with any Governmental Authority, including without limitation the United States Securities and Exchange Commission, prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

Section 5.5. Checks; Remittances and Refunds. If Seller or its Affiliates receive any payment, refund or other amount that is attributable to or results from an Asset and that is properly due and owing to Buyer in accordance with the terms of this Agreement, Seller shall promptly remit, or cause to be remitted, such amount to Buyer. Seller shall promptly endorse and deliver to Buyer any notes, checks, negotiable instruments, letters of credit or other documents received on account of or attributable to the Assets that are properly due and owing to Buyer in accordance with the terms of this Agreement, and Buyer shall have the right and authority to endorse, without recourse, the name of Seller or any of its Affiliates on any such instrument or document.

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Section 5.6. Cooperation in Litigation. Buyer and Seller shall cooperate with each other in the defense or prosecution of any Action instituted prior to the Effective Date or that may be instituted thereafter against or by such Parties relating to or arising out of the activities conducted pursuant to the Assets prior to the Effective Date (other than litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Related Documents). Subject to Article VII, the Party requesting such cooperation shall pay the reasonable and verifiable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its officers, directors, employees and agents, and any applicable Taxes in connection therewith, but shall not be responsible for reimbursing such Party or its officers, directors, managers, employees or agents for their time spent in such cooperation, provided that, the amount of such time is reasonable and consistent with such individual’s other obligations.

Section 5.7. Cooperation in Patent Transfer and Assignment. Upon the reasonable request of Buyer, and at Buyer’s sole expense, Seller and its patent attorneys and agents will cooperate with Buyer following the Effective Date to prepare any additional documentation required to record and give effect to the assignment of the Seller Intellectual Property in accordance with this Agreement.

Section 5.8. Required Approvals and Consents. As soon as reasonably practicable, but in any event, no later than ten (10) Business Days after the Effective Date, Seller shall make all filings required to be made by Seller in order to consummate the transactions contemplated herein. The Parties shall also cooperate with each other with respect to all filings that Buyer elects to make. Seller shall use its commercially reasonable efforts to obtain all Consents, in accordance with its obligations under Section 2.4, required to effect the assignment of the Assumed Contracts and Permits to Buyer.

Section 5.9. Transfer of Assets. Buyer and Seller shall use their commercially reasonable efforts to transfer all tangible Assets and all tangible embodiments of the Seller Intellectual Property and Books and Records included in the Assets (including all files sent to the Mississauga, Ontario office of Seller’s Affiliate and all digital media provided to Seller under the March 2010 Agreement) as soon as reasonably practicable but in any event within forty-five (45) days of the Effective Date. At Buyer’s reasonable request, Seller shall provide assistance to the employees and contractors of Buyer and its Affiliates as may be reasonably required to ensure an efficient and orderly transfer of such Seller Intellectual Property and Books and Records to Buyer. Promptly following the transfer of all tangible embodiments of the Seller Intellectual Property and Books and Records, Seller shall, and shall cause its Affiliates to, destroy all remaining digital or electronic records containing any Buyer Confidential Information and shall provided a certificate of an officer of Seller to such effect. During such period, Seller will cooperate with Buyer to effect physical transfer of all Non-Clinical and Clinical Material to Buyer, or Buyer’s designee, in compliance with Good Manufacturing Practices.

Section 5.10. Compliance with Laws. Each Party shall perform, and shall ensure that its Affiliates, sublicensees and contractors perform, the activities for which such Party is responsible under this Agreement and all other activities required or permitted under this Agreement in compliance with the Foreign Corrupt Practices Act, and, in all material respects, with all other Applicable Laws and regulations.

Section 5.11. Post-Closing Filings.

(a) As promptly as practicable following the Effective Date, Seller shall submit any required filings with the following Governmental Authorities in order to assign ownership of the Regulatory Documentation relating to CX717 to Buyer:

(i) FDA;

(ii) Medicines & Healthcare products Regulatory Agency in the United Kingdom; and

(iii) Bundesinstitut für Arzneimittel und Medizinprodukte (German Federal Institute for Drugs and Medical Devices).

(b) As promptly as practicable following Closing, Buyer shall submit any required filings with the Medicines & Healthcare products Regulatory Agency in the United Kingdom to withdraw Seller’s right to cross-reference Regulatory Documentation relating to CX1739.

(c) As promptly as practicable following Closing, Seller shall use its commercially reasonable efforts, at Seller’s sole cost and expense, to obtain, prior to the 45th day following the Effective Date, Consent for the assignment of any of the Assumed Contracts to the extent not obtained prior to the Effective Date. Seller shall provide Buyer with the reasonable opportunity to review and comment on each such Consent prior to the execution thereof and shall take into account any comments received by Buyer and incorporate such comments to the extent practicable.

Section 5.12. Terminations. Upon the Effective Date, (i) the March 2010 Agreement (other than Article VII thereto), (ii) the Seller License Agreement, (iii) the UofC Field-Limited License Agreement (subject to the consent of the University of California to the extent required), and (iv) the pharmacovigilance agreement between Buyer and Seller, dated September 1, 2010, shall terminate.

Section 5.13. Assignments. Upon the Effective Date, the patent rights assigned to the Seller under the UofC Patent Assignment Agreement shall be assigned back to the University of California.

Section 5.14. Further Assurances. Each Party shall, and shall cause its Affiliates to, at any time and from time to time, upon the request of the other Party, and at the requesting Party’s expense, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for carrying out the purposes of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Date of the following conditions:

(a) No Adverse Law; No Injunction. No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement or the Related Documents, and no Action shall be pending or threatened by any Governmental Authority or other Person seeking any such Order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions;

(b) Governmental Approvals. All required notifications and filings with any Governmental Authority shall have been made and any waiting periods applicable to the transactions contemplated hereby pursuant to any Applicable Law shall have expired or been terminated.

Section 6.2. Conditions to Obligations of Buyer. The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Effective Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Seller contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects, as of the Effective Date.

(b) Covenants; Material Adverse Effect. Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Effective Date. Since March 25, 2010, there shall have been no Material Adverse Effect.

(c) Material Consents. Buyer shall have received duly executed and delivered copies of all Material Consents and, subject to Section 2.4, all such other Consents or approvals required to vest in Buyer good and marketable title in the Assets, free and clear of any and all Liens (other than Permitted Liens).

(d) Certain Deliveries at Signing. Seller shall have delivered or caused to be delivered to Buyer:

(i) subject to Section 2.4, a Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit 6.2(d)(i), as may be reasonably necessary, among other things, to effect the assignment to Buyer of all rights of Seller (and its Affiliates, as applicable) in and to the Assumed Contracts, duly executed by Seller (or its Affiliate, as applicable);

(ii) assignments duly executed by Seller for the registrations and applications included in the Seller Intellectual Property in substantially the form attached hereto as Exhibit 6.2(d)(ii), which shall be recordable in all jurisdictions in which such registrations have been made or such applications have been filed;

(iii) physical possession of all of the other Assets, together with all such other deeds, endorsements or other instruments as shall be reasonably requested by Buyer to vest in Buyer good and marketable title to all of the Assets, free and clear of all Liens (other than Permitted Liens);

(e) Tax Form. Seller shall have delivered to Buyer a properly completed IRS form W-8BEN duly executed by Seller.

(f) UofC Consent and Termination. The University of California shall have duly executed and delivered the UofC Consent and Termination.

(g) AMPAKINE® Trademark Registration. Seller shall have cancelled or withdrawn all filed Trademark applications for Seller’s use of the AMPAKINE® Trademark in the Field in the United States.

(h) UofC Patent Assignment Agreement. Seller shall have assigned the patent rights assigned to it under the UofC Patent Assignment Agreement back to the University of California and the University of California shall have entered into a license agreement with the Seller regarding such rights.

(i) Termination of Security Interest. Buyer shall have received satisfactory evidence that any and all Liens on the Assets (other than Permitted Liens), including without limitation those in favor of Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent, shall have been terminated.

(j) Other Documents. Buyer shall have received such other documents, certificates and instruments as it may reasonably request, and all actions hereunder and all documents and other papers required to be delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Buyer in form and substance.

Section 6.3. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Effective Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, as of the Effective Date.

(b) Covenants. Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Effective Date.

(c) Certain Deliveries at Signing. Buyer shall have delivered or caused to be delivered to Seller:

(i) payment of the Initial Payment by wire transfer of same day funds directly to the account set forth on Exhibit 6.3(c)(i); and

(ii) a Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit 6.2(d)(i), duly executed by Buyer, as may be reasonably necessary, among other things, to effect the consummation of the transactions contemplated herein;

(d) Other Documents. Seller shall have received such other documents, certificates and instruments as it may reasonably request, and all actions hereunder and all documents and other papers required to be delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Seller in form and substance.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Survival; Expiration. Notwithstanding any investigation made by or on behalf of Seller or Buyer prior to, on or after the Effective Date, the representations and warranties contained in this Agreement (including the Schedules and Exhibits hereto) and in any Related Document shall survive the Effective Date and shall terminate on the [***] of the Effective Date, except that the representations and warranties:

(a) set forth in Section 3.1 (Organization, Standing and Power); Section 3.2 (Authority; Binding Agreements); Section 3.3 (Conflicts; Consents); Section 3.4 (Governmental Authorizations); Section 3.6(i) (No New Inventions); Section 3.11 (Brokers); Section 4.1 (Organization, Standing and Power); Section 4.2 (Authority; Binding Agreements); Section 4.3 (Conflicts; Consents) and Section 4.4 (Brokers) shall survive [***]; and

(b) that constitute or are based upon fraud or intentional misrepresentation shall survive [***];

The covenants, agreements and obligations of the Parties shall survive until fully performed and discharged, unless otherwise expressly provided herein. For clarity, the covenant set forth in Section 5.3 shall survive [***]. Each Party shall give prompt written notice to the other Party of (x) any event, circumstance or condition that constitutes a breach of, or makes inaccurate, any representation and warranty of such Party hereunder, or (y) the non-fulfillment of any covenant, agreement or obligation of such Party hereunder.

Section 7.2. Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates, and the directors, officers, managers, employees and Representatives of Buyer and its Affiliates, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorneys’ fees and expenses and costs and expenses of investigation) (collectively, “Losses”) incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of Seller in this Agreement or any Related Document;

(b) any failure by Seller to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Seller under this Agreement, any Related Document or under any other document or instrument delivered by Seller pursuant hereto or;

(c) any liabilities, obligations or commitments of Seller and its Affiliates other than the Assumed Liabilities;

(d) the failure of Seller to comply with any Applicable Laws relating to bulk sales or Tax applicable to the transactions contemplated by this Agreement;

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(e) any Transfer Taxes allocated to Seller pursuant to Section 5.2;

(f) any Permitted Lien relating to the Assets

Section 7.3. Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its Affiliates, and the directors, officers, employees and Representatives of Seller and its Affiliates, from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

(a) any breach or inaccuracy of any representation or warranty of Buyer in this Agreement or any Related Document;

(b) any failure by Buyer to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Buyer under this Agreement or any Related Document or under any other document or instrument delivered by Buyer pursuant hereto or thereto;

(c) the failure of Buyer to comply with any Applicable Laws relating to bulk sales or Tax applicable to the transactions contemplated by this Agreement;

(d) any Transfer Taxes allocated to Buyer pursuant to Section 5.2; and

(e) any Assumed Liability.

Section 7.4. Calculation of Losses; Mitigation of Damages.

(a) The amount of any Losses for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery). For purposes of clarification, nothing set forth in this provision shall require the Buyer to seek recovery under its insurance policies with respect to such Losses.

(b) Any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price to the extent permitted by Applicable Law. Where the receipt of any such payment is treated for Tax purposes in a manner other than as an adjustment to the Purchase Price, the amount of the payment shall be adjusted to take account of any net Tax cost actually incurred, or benefit actually enjoyed, by the Indemnified Party in respect thereof.

(c) Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(d) Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, loss of business reputation or opportunity relating to the breach or alleged breach hereof.

Section 7.5. Certain Procedures for Indemnification.

(a) If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any Action by any Person not a party to this Agreement against such Indemnified Party, for which a Party is required to provide indemnification under this Article VII (an “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that Action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party, except to the extent that such failure prejudices the Indemnifying Party’s ability to defend such Action.

(b) With respect to third party claims for which indemnification is claimed hereunder (each, an “Indemnification Claim”), (i) the Indemnifying Party shall be entitled to participate in the defense of any such Indemnification Claim, and (ii) if, in the reasonable opinion of counsel to the Indemnified Party, such Indemnification Claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and commits to diligently and vigorously conduct such defense, then the Indemnifying Party shall be entitled (A) to direct the defense of any Indemnification Claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (B) to settle and compromise any such Indemnification Claim or Action for money damages alone; provided, however, that if the Indemnified Party has elected to be represented by separate counsel pursuant to the proviso below, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such Indemnification Claim or Action, such settlement or compromise shall be effected only with the written consent of the Indemnified Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if a settlement or compromise offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the offer and, subject to the applicable limitations of Sections 7.6, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement or compromise offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or Action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 7.5 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party that would make such separate representation advisable, then the Indemnified Party shall have the right to employ counsel to represent it and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided further, that in no event shall the Indemnifying Party be responsible for the fees of more than one law firm for all Indemnified Parties in connection with any Indemnification Claim. The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Action.

(c) In the event that Seller owes any amounts to Buyer with respect to Seller’s indemnification obligations set forth in this Article VII, then without limiting any other rights or remedies of Buyer hereunder, and subject to the Cap, the Buyer shall be entitled to offset any unpaid and indemnifiable Losses against any Milestone Payments remaining due to the Seller hereunder.

Section 7.6. Certain Limitations on Indemnification.

(a) Notwithstanding the provisions of this Article VII, no Party shall have any indemnification obligations for Losses under Sections 7.2(a) or 7.3(a) unless the aggregate amount of all such Losses exceeds $[***] (the “Basket”), in which case Seller or Buyer, as applicable, shall be liable for all Losses arising from such Indemnification Claim (subject to the Cap, as defined below). In no event shall the aggregate indemnification to be paid by Seller, on the one hand, or Buyer, on the other hand, for any indemnification obligations for Losses under Sections 7.2(a) or 7.3(a) exceed $[***] (the “Cap”).

(b) If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim. For purposes of clarification, nothing set forth in this provision shall require the Indemnifying Party to seek recovery under its insurance policies with respect to such Indemnification Claim.

Section 7.7. Exclusive Remedy. The sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or the Related Documents, shall be indemnification in accordance with this Article VII. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other Party, arising under or based upon any Applicable Law (including any such law relating to environmental matters or arising under or based upon common law or otherwise). Notwithstanding the foregoing, this Section 7.7 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or limit the rights of the Parties to pursue claims based upon fraud.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Governing Law. Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Applicable Law of another jurisdiction.

Section 8.2. Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in written form, and shall be deemed delivered (a) on the date of delivery when delivered by hand on a Business Day, (b) on the Business Day designated for delivery if sent by reputable overnight courier maintaining records of receipt and (c) on the date of transmission when sent by facsimile, electronic mail or other electronic transmission during normal business hours on a Business Day, with confirmation of transmission by

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the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if within two Business Days of such transmission such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt for delivery on the Business Day immediately succeeding such day of deposit. All such communications shall be addressed to the Parties at the address set forth as follows, or at such other address as a Party may designate upon ten (10) days’ prior written notice to the other Party.

If to Buyer, to:

Cortex Pharmaceuticals, Inc.

15241 Barranca Parkway

Irvine, California 92618

Attention: Chief Executive Officer

Facsimile: (949) 727-3657

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention: Lawrence B. Cohn

Facsimile: (949) 725-4100

If to Seller to:

Biovail Laboratories International SRL

Welches, Christ Church

Barbados, West Indies BB17154

Attention: Chief Operating Officer

Facsimile: (246) 420-1532

with a copy (which shall not constitute notice) to:

Biovail Corporation

7150 Mississauga Road

Mississauga, ON L5N 8M5

Attention: Legal Department

Facsimile: (905) 286-3370

Section 8.3. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except for the provisions of Article VII, this Agreement is for the sole benefit of the Parties hereto and not for the benefit of any third party.

Section 8.4. Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the Party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought. Such modification, amendment, waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. Neither the failure of either Party to enforce, nor the delay of either Party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof. No action taken pursuant to this Agreement, including any investigation by or on behalf of either Party hereto, shall be deemed to constitute a waiver by the Party taking action of compliance by the other Party with any representation, warranty, covenant, agreement or obligation contained herein.

Section 8.5. Cumulative Rights. Except as expressly provided herein, the various rights under this Agreement shall be construed as cumulative, and no one of them is exclusive of any other or exclusive of any rights allowed by Applicable Law.

Section 8.6. Expenses. Except as otherwise specified herein, each Party shall bear any costs and expenses with respect to the transactions contemplated herein incurred by it.

Section 8.7. Arbitration.

(a) Except as otherwise expressly provided in this Agreement, any disputes, claims or controversies arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, shall be promptly presented to the Chief Executive Officers of Buyer and Seller (or alternative officers designated by Buyer or Seller) for resolution and if such officers cannot promptly resolve such disputes, claims or controversies then such dispute, claim or controversy shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice.

(b) Any arbitration hereunder shall be conducted before the American Arbitration Association, or its successor. The arbitration shall be conducted before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by the American Arbitration Association unless specifically modified herein. The arbitration shall be located in New York, New York. The arbitrator shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as he or she determines.

(c) The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by either Party. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each Party and any third-party witnesses. In addition, each Party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party’s witnesses or experts. The arbitrator’s decision and award shall be made and delivered within thirty (30) days of the closing of the arbitration hearing. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.

(d) The Parties covenant and agree that they will participate in the arbitration in good faith. Any Party unsuccessfully refusing to comply with an order of the arbitrator shall be liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award. Notwithstanding anything to the contrary contained in this Agreement, this Section 8.7 shall not apply to any request by any Party to this Agreement for temporary, preliminary or permanent injunctive relief or other forms of equitable relief.

(e) Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

Section 8.8. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either Party hereto without the prior written consent of the other Party hereto, which consent will not be unreasonably withheld; provided, however, that, upon prior written notice to the other Party, either Party may assign, sublicense, subcontract or delegate this Agreement and any or all of its rights and obligations under this Agreement (i) to any of its Affiliates, (ii) in connection with a merger, consolidation, sale of substantially all of such Party’s assets, or sale or transfer of the business to which this Agreement relates, or (iii) otherwise by operation of Applicable Law without the prior written consent of the other Party. Any attempted assignment, sublicense, subcontract or delegation in violation of this Section 8.8 shall be null and void.

Section 8.9. Enforceability; Severability. Without limitation to Section 5.3, (a) if any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof if the rights and obligations of a Party hereto will not be materially and adversely affected, each of which is hereby declared to be separate and distinct, (b) if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and (c) if any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the Parties hereto agree to modify the offending provision so as to maintain the essential benefits of the bargain (including the rights and obligations hereunder) between the Parties to the maximum extent possible, consistent with Applicable Law and public policy.

Section 8.10. Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Related Documents and the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the Parties with respect to the subject matter hereof.

Section 8.11. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BIOVAIL LABORATORIES INTERNATIONAL SRL

By:
Name:
Title:

CORTEX PHARMACEUTICALS, INC.

By:
Name:
Title:

EXHIBIT 1.1(A) – NON-CLINICAL AND CLINICAL MATERIAL

[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

EXHIBIT 1.1(B) – ASSUMED CONTRACTS

[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

EXHIBIT 1.1(C) – CERTAIN COMPOUND DEFINITIONS

“[***]” means [***]

“CX717” means [***]

“CX1739” means [***]

“CX1763” means [***]

“CX1942” means [***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

EXHIBIT 1.1(D) – PERMITTED LIENS

None.

EXHIBIT 5.4 – PUBLIC ANNOUNCEMENTS

See attached.

EXHIBIT 6.2(D)(I) – FORM OF BILL OF SALE AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

See attached.

EXHIBIT 6.2(D)(II) – FORMS OF ASSIGNMENTS

See attached.

EXHIBIT 6.3(C)(I) – SELLER’S WIRE TRANSFER INSTRUCTIONS

[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

SCHEDULE 3.3 – CONFLICTS; CONSENTS

[***]

At Closing, Seller will be (i) terminating the UofC Field-Limited License Agreement and (ii) assigning back to the University of California the patent rights assigned to the Seller under the UofC Patent Assignment Agreement.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

SCHEDULE 3.4 – GOVERNMENTAL AUTHORIZATIONS

Post-Closing filings by Seller with the following Governmental Authorities in order to assign to Buyer ownership of the Regulatory Documentation relating to CX717: [***].

Post-Closing filings by Buyer with [***] to withdraw Seller’s right to cross-reference Regulatory Documentation relating to CX1739.

Termination by Seller of UofC Field-Limited Agreement.

Assignment by Seller to University of California of the patent rights assigned to the Seller under the UofC Patent Assignment Agreement.

See Schedule 3.3 for those agreements with universities, which require the consent of the applicable university for the assignment of such agreement to Buyer.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

SCHEDULE 3.5 – CHANGES

At Closing, Seller to terminate UofC Field-Limited Agreement.

At Closing, Seller to assign to University of California the patent rights assigned to the Seller under the UofC Patent Assignment Agreement.

Security interest granted over Seller Patents (as defined in the March 2010 Agreement) in favour of Goldman Sachs Lending Partners LLC (as collateral agent) pursuant to the Credit and Guaranty Agreement dated as of September 27, 2010 to which Seller is a party, which Credit and Guaranty Agreement was terminated and the security interest released prior to Closing.

SCHEDULE 3.6(B) – INTELLECTUAL PROPERTY – COMMUNICATIONS WITH

GOVERNMENTAL AUTHORITY

(i)	Filings and Correspondence

[***]

(ii)	Assignment Recordals

[***]

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

SCHEDULE 3.6(E) – INTELLECTUAL PROPERTY – LICENSES/LIENS

License granted to UofC by Seller under the UofC Field-Limited Agreement – to be terminated at Closing.

At Closing, Seller to assign to University of California the patent rights assigned to the Seller under the UofC Patent Assignment Agreement.

Security interest granted over Seller Patents (as defined in the March 2010 Agreement) in favour of Goldman Sachs Lending Partners LLC (as collateral agent) pursuant to the Credit and Guaranty Agreement dated as of September 27, 2010 to which Seller is a party, which Credit and Guaranty Agreement was terminated and the security interest released prior to Closing.

SCHEDULE 3.12 – CONFIDENTIAL INFORMATION

Buyer Confidential Information may have been disclosed by Seller under confidentiality agreements (“CDAs”) with the following third parties:

[***}

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REACQUIRES ALL AMPAKINE® COMPOUNDS, RELATED

PATENTS AND EXCLUSIVE GLOBAL RIGHTS FOR RESPIRATORY

DEPRESSION FROM BIOVAIL

— The transaction results in a return of all previously transferred assets and rights to Cortex —

IRVINE, CA (March 16, 2011) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX.OB)) announced that it has entered into an agreement with Biovail Laboratories International SRL (“Biovail”), a wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc. (“Valeant”), to regain the AMPAKINE® assets and rights related to respiratory depression.

Under the new agreement, Cortex will make an upfront payment to Biovail of $200,000, and potential future payments of up to $15.15 million based on the achievement of certain development and NDA submission and approval milestones. Biovail is also eligible to receive additional payments based on Cortex’s net sales of an intravenous dosage form of the compounds for respiratory depression up to a maximum of $15 million. In addition, at any time following completion of Phase I clinical studies and prior to the end of Phase IIa clinical studies, Biovail retains an option to co-develop and co-market intravenous dosage forms of an AMPAKINE compound as a treatment for respiratory depression.

Biovail previously purchased these rights and compounds from Cortex in March 2010. Following its merger in September 2010, Valeant and Biovail conducted a strategic and financial review of the product development pipeline. As a result of that review, the decision was made that Biovail would exit this program and discussions were entered into between Biovail and Cortex.

“We are pleased that both companies were able to reach an agreement for the return of all AMPAKINE assets and intellectual property sold early last year to Biovail,” commented Mark A. Varney, Ph.D., President and CEO of Cortex.

The assets repurchased by Cortex include the Phase II AMPAKINE, CX717; the rights to an injectable form of CX1739 and all dosage forms of CX1942, the first water soluble intravenous pro-drug for an AMPAKINE compound; along with the exclusive global patent rights for the use of AMPAKINE compounds for the treatment of respiratory depression. Under the original agreement with Biovail, Cortex had retained rights to all non-intravenous dosage forms of CX1739 and to the use of AMPAKINE compounds as a treatment for sleep apnea.

Cortex earlier performed two phase IIa studies in Germany to obtain clinical “proof-of-concept” for the prevention of opiate-induced respiratory depression in humans. In these double-blind, placebo-controlled, crossover studies, baseline breathing rates were significantly depressed by the potent opiate, alfentanil. A single oral dose of CX717 prevented alfentanil-induced respiratory depression without interfering with the analgesic effects of the opiate. The opiate antagonist, naloxone, also reversed alfentanil-induced respiratory depression, as expected, but it reversed the pain-relieving properties of the opiate as well. The differentiating effect of the AMPAKINE technology is the ability to prevent respiratory depression, while maintaining the opiate’s analgesic effect.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

MORE INFORMATION AT WWW.CORTEXPHARM.COM

# # # # #

BILL OF SALE AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment Agreement”) is made as of this             day of                     , 2011, by and between Cortex Pharmaceuticals, Inc., a Delaware corporation (“Buyer”) and Biovail Laboratories International SRL, an international society with restricted liability organized under the laws of Barbados (“Seller”). Each of Seller and Buyer are sometimes referred to herein, individually, as a (“Party”) and, collectively, as the “Parties”.

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of                     , 2011 (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to sell the Assets and transfer the Assumed Liabilities to Buyer, and Buyer has agreed to purchase the Assets and assume the Assumed Liabilities from Seller.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Assignment Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.    Definitions. Unless otherwise defined herein, all capitalized terms used in this Assignment Agreement shall have the meanings set forth in the Purchase Agreement.

2.    Conveyance and Acceptance. In accordance with the provisions of the Purchase Agreement, Seller hereby sells, assigns, transfers, sets over, conveys and delivers to Buyer the entire right, title and interest of Seller and each of its respective Affiliates in, to and under each of the Assets, and Buyer hereby purchases the Assets and accepts such assignment, transfer, set over, conveyance and delivery, in each case free and clear of all Liens other than the Permitted Liens.

3.    Assumption of Assumed Liabilities. Seller hereby assigns, delegates and transfers to Buyer the Assumed Liabilities, and Buyer hereby assumes, accepts and agrees to pay, perform and discharge when due, the Assumed Liabilities.

4.    Purchase Agreement Controls. Notwithstanding any other provisions of this Assignment Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general any of rights and remedies, and any of the obligations of Buyer or Seller set forth in the Purchase Agreement. This Assignment Agreement is subject to and governed entirely in accordance with the terms and conditions of the Purchase Agreement.

5.    Further Acts. Seller agrees, at Buyer’s expense, to take further action and to execute such additional documents as Buyer may reasonably request to carry out and fulfill the purposes and intent of this Assignment Agreement.

6.    Miscellaneous.

a.	This Assignment Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns.

b.	This Assignment Agreement (including any claim or controversy arising out of or relating to this Assignment Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the law of the State of New York.

c.	This Assignment Agreement may be amended or modified only by a written instrument executed by both Parties.

d.	If any term, provision, covenant or restriction of this Assignment Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, in whole or in part, such determination shall not affect or impair the validity or enforceability of any other provision, covenant, or restriction, each of which is hereby declared to be separate and distinct, or of the remainder of this Assignment Agreement.

e.	This Assignment Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each Party and delivered to the other Party. Delivery of an executed counterpart or a signature page of this Assignment Agreement or any amendment hereto by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CORTEX PHARMACEUTICALS, INC.

By:
Name:
Title:

BIOVAIL LABORATORIES INTERNATIONAL SRL

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AGREEMENT]

ASSIGNMENT

WHEREAS, BIOVAIL LABORATORIES INTERNATIONAL SRL, hereinafter referred to as the Assignor, whose full post office address is: Welches, Christ Church, Barbados, BB17154, West Indies possesses the full right, title and interest for an invention entitled:

[                                                                                                               ]

hereinafter referred to as the “Invention”, as fully set forth and described in the patents and patent applications, hereinafter referred to as the “Applications”, identified in “Schedule A” attached hereto and any subsequent patent applications claiming priority thereto.

AND WHEREAS, CORTEX PHARMACEUTICALS, INC., hereinafter referred to as the Assignee, whose full post office address is: 15241 Barranca Parkway, Irvine, California, USA, 92618, desires to acquire the entire right, title and interest in and to the aforementioned Invention.

NOW THEREFORE, in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor hereby confirms that it has sold, assigned, transferred and conveyed, and for greater certainty does hereby sell, assign, transfer and convey to the Assignee its successors, assigns, nominees or other legal representatives, the entire right, title and interest in the United States (US) and all other foreign countries throughout the world in and to the Invention, including any tangible materials embodied in or encompassed by the Invention and any trade secrets pertaining to the Invention, and any improvements thereon, together with its entire right title and interest in and to the Applications and any and all Letters Patent that may issue for the Invention, including any and all divisions, reissues, continuations, continuations-in-part, renewals, substitutes and extensions of the Applications, to the full end of the term for which each said Letters Patent may be granted, and including any right to claim priority based on the Applications, the same to be held and enjoyed as fully and completely as the same would have been held and enjoyed by the Assignor had this Assignment not been made. The aforesaid assignment includes the right in and to all income, royalties, damages and payments now or hereafter due or payable with respect to any Letters Patent which is or may be granted, and in and to all causes of action (either in law or in equity), and the right to sue, counterclaim, and recover for past, present and future infringement of the rights assigned or to be assigned under this Assignment.

AND the Assignor hereby authorizes and requests the appropriate governmental officials to issue any and all such US or foreign Letters Patent under said Invention, or resulting from any of said applications thereof, to the Assignee, as the assignee of the entire right, title and interest in and to the same.

AND the Assignor hereby represents, warrants and covenants that it has the full right to convey the entire interest herein assigned, that it has not executed and will not execute any instrument or assignment in conflict herewith, and that the rights assigned herein are not otherwise encumbered by any grant, license or right.

AND the Assignor, on behalf of itself and its executors and administrators, does hereby covenant and agree to do all such lawful acts and things and to execute without further consideration such further lawful assignments, documents, assurances, applications and other instruments as may reasonably be required or deemed necessary by the Assignee, its successors, assigns, nominees or other legal representatives, to secure to and obtain the Invention and related rights, including any and all Letters Patent for the Invention, and vest the same in said Assignee, its successors, assigns, nominees or other legal representatives.

AND the Assignee does hereby confirm and accept this assignment.

IN WITNESS WHEREOF the parties hereto have caused this Assignment to be executed by their duly authorized officers the day and year first here written.

DATED at                          this          day of                     , 20    .

Executed on behalf of
Biovail Laboratories International SRL

By:
Name:
Capacity:

On this          day of                      , 20    , personally appeared before me the above named:                                          being the                                         , to me personally known, and known by me to be the same person described in and who executed the foregoing instrument, and acknowledged that they executed same, and were entitled to do so on this very day, in a right and binding matter, as their free act and deed and for the purposes set forth, on the day and year aforesaid.

Name:
A Notary Public in and for

DATED at                      this          day of                     , 20    .

Executed on behalf of
Cortex Pharmaceuticals, Inc.

By:
Name:
Capacity:

On this          day of                     , 20    , personally appeared before me the above named:                                          being the                                         , to me personally known, and known by me to be the same person described in and who executed the foregoing instrument, and acknowledged that he/she executed same, as his/her free act and deed and for the purposes set forth, on the day and year aforesaid.

Name:
A Notary Public in and for

SCHEDULE “A”

TO ASSIGNMENT DATED

__________, 2011